Exhibit 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated February 25, 2009, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of McGrath RentCorp and Subsidiaries on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the previously filed Registration Statements of McGrath RentCorp and Subsidiaries on Forms S-8 (File No. 333-06112, effective November 27, 1996, File No. 333-74089, effective March 9, 1999, and File No. 333-151815, effective June 20, 2008).

/s/ Grant Thornton LLP

San Francisco, California

February 25, 2009